Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements on Form S-3 (File Nos. 333-143026, 333-158473) and S-8 (File Nos. 333-17073, 333-50353, 333-71249, 333-102545, 333-103341, 333-111170, 333-120620, 333-133667, 333-135459, 333-140091, 333-148357, 333-159711, 333-167536, 333-167536a, 333-171717, 333-179592, 333-190010) of Micron Technology, Inc. of our audit report dated October 4, 2013, with respect to the balance sheets of Inotera Memories Inc. as of December 31, 2011 and 2012, and the related statements of operations, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2012, which report appears in the August 29, 2013 annual report on Form 10-K of Micron Technology, Inc.

Our report contains an explanatory paragraph that states that as further described in Notes 13 and 26(g) to the financial statements, Inotera Memories Inc. did not maintain a minimum current ratio of 1:1 and a maximum debt to equity ratio of 1.5:1 at December 31, 2012, as part of the financial covenants originally required of Inotera Memories Inc. under its syndicated bank loan agreements. On July 2, 2013, the syndicate banks formally agreed to waive the requirement of the Company to comply with its financial loan covenants for the financial statement year ended December 31, 2012. However, the Company was unable to maintain the same ratios as of June 30, 2013 and has until November 30, 2013 to cure the breach. The Company will submit a request for a waiver from complying with these financial covenants, so that the managing bank can convene a meeting of the Banks to consider whether to grant such waiver. The potential consequences to the Company of a violation of any of its financial covenants pursuant to its syndicated bank loan agreements are also described in Notes 18(b)(iii) and 26(g) to the financial statements.

/s/KPMG

October 24, 2013
Taipei, Taiwan (the Republic of China)